Exhibit 99.1

NEWS BULLETIN
FROM:
	RE:	ECC Capital Corporation 1733 Alton Parkway Irvine, CA 92606 OTC BB: ECROE

For Further Information:

  AT THE COMPANY:

  Roque A. Santi

  President

  (949) 955-8730

  rsanti@ecccapital.com

FOR IMMEDIATE RELEASE

ECC Capital Corporation Reports Results for Fourth Quarter

and Year Ended December 31, 2006

IRVINE, Calif., June 1, 2007/PRNewswire-FirstCall/ — ECC Capital Corporation (OTC BB:ECROE), a mortgage finance real estate investment trust (REIT) that invests in residential mortgage loans, today announced financial results for the fourth quarter and year ended December 31, 2006.

Financial and Operational Summary

•

Loss from continuing operations for the three months ended December 31, 2006 of $20.6 million or $0.21 per share. Loss from continuing operations for the year ended December 31, 2006 of $25.8 million or $0.26 per share.

•

Closed sale of mortgage banking operations to Bear Stearns Residential Mortgage Corporation during the first quarter of 2007. Loss from discontinued operations for the three months ended December 31, 2006 of $35.1 million or $0.35 per share. Loss from discontinued operations for the year ended December 31, 2006 of $108.8 million or $1.09 per share.

•

Received $10.8 million in excess cash flows from securitizations during the three months ended December 31, 2006, bringing total excess cash flows received during the year ended December 31, 2006 to $55.7 million.

•	Paid and/or settled most known existing and forecasted repurchase and lease obligations associated with its discontinued mortgage origination operations.

The net loss for the three months ended December 31, 2006 was $55.7 million or $0.56 per share and the net loss for the year ended December 31, 2006 was $134.6 million or $1.35 per share. This compares to a net loss of $49.8 million or $0.50 per share for the three months ended December 31, 2005 and a net loss of $64.1 million or $0.72 per share for the year ended December 31, 2005.

As previously announced, ECC Capital closed the sale of its mortgage banking operations to Bear Stearns on February 9, 2007. The company estimates that the gain on the sale should be approximately $21.1 million. As a result of this transaction, ECC Capital has effectively exited the wholesale mortgage banking business. ECC Capital conducted its mortgage origination operations principally through its wholly-owned subsidiary, Encore Credit Corp. Bear Stearns retained the use of the Encore Credit name and ECC Capital renamed Encore Credit Corp. to Performance Credit Corporation.

ECC Capital’s continuing operations presently consist primarily of managing its residual interests in its securitizations. The results of operations of ECC Capital’s mortgage origination operation have been reclassified within its financial statements as discontinued operations. The results of operations for the three months and years ended December 31, 2006 and 2005 are discussed separately below for ECC Capital’s continuing and discontinued operations. Although ECC Capital has not completed its accounting and financial review for the quarter ended March 31, 2007, management believes that ECC Capital will experience a loss from its continuing operations during this quarter.

Continuing Operations

Net Interest Income. Prior to 2005, ECC Capital operated primarily as a mortgage originator with no portfolio of loans held for investment and no related long-term debt. ECC Capital completed four securitizations that it accounted for as financings during 2005. It completed no securitizations that it accounted for as financings during 2006. The unpaid principal balances on ECC Capital’s portfolio of loans held for investment declined from $4.2 billion at December 31, 2005 to $2.4 billion at December 31, 2006 as a result of principal payments and loan prepayments. Similarly, the outstanding bond balances secured by these mortgage loans declined from $4.2 billion as of December 31, 2005 to $2.4 billion as of December 31, 2006. As a result, interest income and expense for the three months ended December 31, 2006 decreased as compared to the three months ended December 31, 2005.

Although balances declined from year to year, the average balances of unpaid principal and bond balances outstanding during 2006 were higher than the average balance of unpaid principal and bond balances outstanding during 2005 as a result of the timing of ECC Capital’s 2005 securitizations. In addition, the interest rate on its bond balances increased significantly throughout 2005 and 2006 as a result of increases in one-month LIBOR. At December 31, 2006, 2005, and 2004 one-month LIBOR was 5.32%, 4.39% and 2.40%, respectively. These factors underlie the annual increase in interest income and expense related to ECC Capital’s portfolio of loans held for investment and related long-term debt.

Interest income is earned on ECC Capital’s portfolio of loans held for investment, investments in residual interests in securitizations and invested cash balances. Components of interest income are summarized as follows (amounts in thousands):

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Loans held for investment
Coupon interest	$45,009	$72,817	$223,894	$196,949
Premium amortization	(5,409)	(10,207)	(23,863)	(18,366)
Prepayment penalties	4,658	8,060	28,322	13,958

Total	44,258	70,670	228,353	192,541

Residual accretion	5,385	1,039	12,971	3,046
Investment interest income	898	1	1,641	685

Total interest income	$50,541	$71,710	$242,965	$196,272

Residual accretion increased during 2006 reflecting higher expected cash flows from off balance sheet securitizations completed in 2003 and 2004. As the loans underlying these securitizations have seasoned, projected cumulative losses have declined as compared to initial projections, resulting in an increase in expected future cash flows and an increase in accretion income. Investment interest income increased primarily due to investing excess cash in higher yielding investments.

Changes in premium amortization and prepayment penalties for the three months and year ended December 31, 2006 as compared to the three months and year ended December 31, 2005 reflect the seasoning of the portfolio and the noted changes in loan balances.

Interest expense primarily relates to ECC Capital’s long-term debt which comprises mortgage backed bonds issued in connection with its securitizations. In addition, ECC Capital incurred interest expense on borrowings during the year secured by its retained interests in securitizations and related commitment fees.

Components of interest expense are summarized as follows (amounts in thousands):

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Bond interest	$38,017	$44,865	$177,306	$94,935
Amortization of bond discount and deferred bond issuance costs	2,451	2,332	8,126	4,846

	40,468	47,197	185,432	99,781

Warehouse interest expense	—	—	—	11,622

Other interest expense

Securities sold under agreements to repurchase	917	29	3,527	29
Amortization of commitment fees	3,400	—	8,550	—

Total interest expense	$44,785	$47,226	$197,509	$111,432

During 2006, ECC Capital borrowed approximately $60 million under a repurchase arrangement with a financial institution pledging our residual interests in securitizations and its ownership interests in securitization trusts consolidated for financial reporting purposes as collateral. In December 2006, ECC Capital repaid all amounts outstanding under these borrowing arrangements. Other interest expense associated with securities sold under agreements to repurchase and the amortization of commitment fees was related to this repurchase agreement. Warehouse interest expense was incurred during 2005 on loans held by ECC Capital awaiting securitization.

Net interest income (difference between interest income and interest expense) is summarized as follows (amounts in thousands):

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Interest income	$50,541	$71,710	$242,965	$196,272
Interest expense	44,785	47,226	197,509	111,432

Net interest income	$5,756	$24,484	$45,456	$84,840

As a result of continuous increases in the one month LIBOR rate during 2005 and 2006 and borrowing commitment fees incurred in 2006, interest expense did not decline at the same rate as interest income earned by ECC Capital during the three months ended December 31, 2006 as compared to the three months ended December 31, 2005. For the year ended December 31, 2006 increases in the one month LIBOR rate and commitment fees resulted in interest expense not decreasing proportionately to interest income for the year ended December 31, 2006 compared to the year ended December 31, 2005.

Provision for losses and delinquencies – Activity in the allowance for loan losses for the years ended December 31, 2006 and 2005 is summarized as follows (amounts in thousands):

	For the year ended December 31,
	2006	2005
Beginning balance	$40,862	$—
Additions	19,520	41,185
Charge-offs, net	(16,957)	(323)

Ending balance	$43,425	$40,862

ECC Capital acquired its portfolio of loans held for investment during 2005 and began establishing an allowance for loan losses. For the three months and year ended December 31, 2006, ECC Capital recorded a provision for loan losses of $6.5 million and $19.5 million, respectively, as compared to a provision for loan losses of $23.0 million and $41.2 million for the three months and year ended December 31, 2005, respectively. The allowance provided as of December 31, 2005 reflected losses management believed were inherent in the portfolio at that date. Although losses realized during 2006 were less than anticipated, ECC Capital added to its allowance for losses during 2006 to reflect an overall reserve level management believes appropriate to provide for losses in its portfolio of loans held for investment that have been incurred as of December 31, 2006. In assessing the adequacy of the allowance for loan losses management considers, among other things, current delinquency trends.

Delinquency levels as of December 31, 2006 have increased primarily due to (i) seasoning of the loan portfolio, (ii) adverse real estate market conditions, (iii) increasing interest rates, and (iv) the expiration of initial fixed interest rate periods for loans in the portfolio. Although unpaid principal balances at December 31, 2006 have declined from the prior year by 43%, the allowance for loan losses has increased as a percentage of the outstanding portfolio balance from 1.0% as of December 31, 2005 to 1.8% as of December 31, 2006. ECC Capital is continuing to see an increase in delinquency levels in 2007.

As of December 31, 2006 the allowance for loan losses represents 22% of unpaid principal balances 60 days or more delinquent. Through December 31, 2006, average loss severity on all liquidated loans has been 18%. For the year and three months ended December 31, 2006, average loss severity on liquidated loans during these periods was 17.9% and 20.7%, respectively. We believe average loss severity on liquidated loans will be in excess of 30% during the first quarter of 2007 as evidenced by preliminary results.

Gain (loss) on Trading Securities and Derivative Instruments. The net gain (loss) on trading securities and derivative instruments comprises the following (amounts in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Residual mark-to-market loss	$(11,945)	$(183)	$(12,035)	$(7,730)
Derivative gains (losses):
Eurodollar futures	—	—	—	2,144
Interest rate agreements	(4,414)	6,588	(17,960)	20,378
Net receipts (payments) under interest rate agreements	9,969	845	34,711	(5,755)

	$(6,390)	$7,250	$4,716	$9,037

The residual mark-to-market loss in 2005 relates primarily to a reduction in projected cash flows from ECC Capital’s residual interests in securitizations accounted for as trading instruments as compared to initial projections. The decline in projected cash flows reflected higher than expected prepayments as well as a reduction in expected excess cash flows resulting from increasing interest rates.

ECC Capital completed a securitization of approximately $1.1 billion in assets in May 2006. The fair value assigned to the residual interests at the date of securitization was $50,185,000. In July 2006, ECC Capital sold a portion of its residual interests in this securitization which reduced the fair value of its residual interests to approximately $33 million. In February 2007 ECC Capital completed the sale of its remaining interests in this securitization for $20 million. As of December 31, 2006, ECC Capital valued these residual interests at $20 million and recorded a mark-to-market loss on this asset of approximately $13 million, including a $10 million write down during the three months ended December 31, 2006 which underlies the residual mark-to-market loss for the three months and year ended December 31, 2006.

A summary of the fair values of ECC Capital’s residual interests in securitizations is as follows (amounts in thousands):

	Value as of December 31,
	2006	2005
SASCO ECC 2003-1	$3,525	$1,464
CWABS ECC 2004-1	9,407	4,837
CWABS ECC 2004-2	12,988	8,452
Bravo Mortgage Asset Trust 2006-1	20,000	—

Total	$45,920	$14,753

The values of the securitizations completed in 2003 and 2004 increased primarily as a result of the recording of accretion income discussed previously. ECC Capital did not receive any material cash flows on these residual interests during 2006; however, it began receiving cash flows on both 2004 securitizations during the first quarter of 2007. Loan principal balances in the 2003 securitization have paid down to the point that the servicer may exercise their clean up call rights, upon which the balance of the overcollateralization account within the securitization will be released to us. Although management anticipates that the servicer will exercise its clean up call rights in the near term, the exercise of the call is not within ECC Capital’s control and may occur later than anticipated.

Cash received on securitizations during the three months and year ended December 31, 2006 is as follows (amounts in thousands):

Securitization	Three months ended December 31, 2006	Year ended December 31, 2006
Retained interests
SASCO ECC 2003-1	$—	$55
CWABS ECC 2004-1	—	—
CWABS ECC 2004-2	—	—
Bravo Mortgage Asset Trust 2006-1	—	3,983
Financing transactions
ECR 2005-1	4,583	24,576
ECR 2005-2	4,247	25,116
ECR 2005-3	1,938	1,938
ECR 2005-4	—	—

Total	$10,768	$55,668

In 2005, ECC Capital utilized Eurodollar futures to economically hedge the risk of changes in interest rates on its LIBOR-indexed warehouse liabilities after loans were designated as held for investment and awaiting securitization. The gain on interest rate agreements in 2005 reflects the effect of increasing interest rates on the cap and swap interest rate agreements hedging the risk of changes in interest rates on ECC Capital’s LIBOR-indexed long-term debt. As a result of rates increasing in 2005 and into 2006, ECC Capital received payments under its cap and swap interest rate agreements. The decline in the value of ECC Capital’s interest rate agreements in 2006 largely reflects the effect of these distributions and the reduced remaining term of the agreements. ECC Capital settled all outstanding Eurodollar contracts in February 2007 in connection with the sale of its loan inventory to Bear Stearns.

Operating expenses. The decline in operating expenses is consistent with reductions in personnel headcount and other related administrative costs that occurred during 2006 as ECC Capital implemented various cost savings initiatives.

Following the initial public offering in 2005, ECC Capital shared personnel and services with its subsidiaries, principally Performance Credit Corporation through the date of the sale of the mortgage origination business to Bear Stearns. Operating expenses for the three months and years ended December 31, 2006 and 2005 include the costs associated with these shared personnel and services despite the fact that many of the personnel providing such services became employees of Bear Stearns after February 9, 2007. Although the number of employees was significantly reduced following the completion of the sale of the mortgage origination business to Bear Stearns and while there can be no assurances as to the amount of operating expenses ECC Capital will incur in the future, it is anticipated that future operating expenses will be less than that being reported in continuing operations for the three months and year ended December 31, 2006.

Servicing fees. Servicing fees are paid to third party loan servicers that service ECC Capital’s portfolio of loans held for investment. Servicing fees for the three months ended December 31, 2006 declined as compared to the three months ended December 31, 2005 due to lower average loan balances for each of the quarters then ended. Servicing fees were slightly higher for the year ended December 31, 2006 as compared to 2005 due to the higher average balance of mortgage loans outstanding during 2006 as previously discussed.

Discontinued Operations

Summary operating information for ECC Capital’s discontinued mortgage origination operations is as follows (amounts in thousands):

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Interest income	$20,485	$66,905	$126,655	$146,182
Interest expense	24,795	44,685	105,257	95,092

Net interest income (expense)	(4,310)	22,220	21,398	51,090

Loss on sale of loans	(12,472)	(35,658)	(52,355)	(38,332)
Gain on trading securities and derivative instruments, net	893	10,148	5,194	30,290

Net revenues	(15,889)	(3,290)	(25,763)	43,048

Operating expenses	19,093	34,942	82,902	116,296
Other Income	—	(2)	—	(5,382)
Income tax provision (benefit)	146	3,859	154	(12,319)

Loss from discontinued operations	$(35,128)	$(42,089)	$(108,819)	$(55,547)

Mortgage loan originations	$1,648,000	$4,226,000	$6,235,000	$14,041,000
Loans held for sale as of year end			$1,137,142	$2,744,423
Warehouse and repurchase facilities			$1,169,587	$2,708,266

The decline in interest income for the three months and year ended December 31, 2006 as compared to the three months and year ended December 31, 2005 reflects lower average balances of loans held for sale. The lower average balances resulted from lower production levels in 2006, which in turn resulted from lower general demand for mortgage loans as a result of higher interest rates and slowing home sales and home price appreciation. In addition, the interest rate on ECC Capital’s warehouse borrowings was generally tied to one-month LIBOR and as the general level of interest rates began to increase in 2005, the cost of warehouse financing increased. Increases in interest rates on ECC Capital’s mortgage loans held for sale lagged behind the rate at which interest costs on its warehouse borrowings increased, reducing net interest income beginning in 2005 and through 2006. ECC Capital also entered into certain agreements with Bear Stearns under which Bear Stearns agreed to fund and acquire ECC Capital’s loan production subsequent to October 10, 2006 and through the date of the close of the transaction. The interest rate on the warehouse borrowings was equivalent to the weighted average coupon on the loans securing the borrowings. As a result, ECC Capital received no net interest income during the fourth quarter of 2006 which significantly contributed to the decline in net interest income during the three months ended December 31, 2006 as compared to the three months ended December 31, 2005.

The following table represents the components of gain or loss on sales recorded each period (amounts in thousands):

	For the three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Premium from whole-loan sales	$9,479	$35,984	$29,775	$92,431
Provision for repurchases	9,982	(10,053)	(29,453)	(12,837)
Non-refundable loan fees, net	(115)	236	(72)	(5)
Lower of cost or market adjustment for loans held for sale	(27,330)	(18,739)	(16,295)	(40,689)
Deferred origination costs	(4,488)	(43,086)	(36,310)	(77,232)

Gain (loss) on sale of loans, net	$(12,472)	$(35,658)	$(52,355)	$(38,332)

During 2005, we sold $7.0 billion in loans at a weighted average price of 101.4%. Throughout 2005, ECC Capital experienced a decline in whole loan sales prices, in particular during the fourth quarter. During the fourth quarter of 2005, credit market conditions required additional credit enhancements that negatively impacted the prices at which ECC Capital could sell its loans. The decline in sales prices experienced during the fourth quarter also reflected, in part, normal seasonal trends, as well as a need to reduce higher levels of for-sale inventory ECC Capital had retained while selecting mortgage loans for securitization. Declining sales prices also required ECC Capital to record a valuation allowance to reduce the carrying value of its loans held-for-sale as of the end of the third and fourth quarters of 2005 to the lower of cost or market. This valuation allowance reduced the amount ECC Capital reported as gain or loss on sale and resulted in it reporting a loss on the sale of loans for the year ended December 31, 2005 of $38.3 million.

ECC Capital continued to experience negative trends in whole loan sale pricing throughout 2006, selling $7.7 billion at a weighted average price of 100.5%. As ECC Capital did not have warehouse financing available to retain its loan inventory following the close of the sale of its wholesale mortgage origination operations to Bear Stearns, in February 2007 ECC Capital sold approximately $1.2 billion in mortgage loans to Bear Stearns at a weighted average price of 97.5%. Loan inventory as of December 31, 2006 that was sold to Bear Stearns in January and February 2007 was marked to the lower of cost or market (LOCOM) based upon these loan sale transactions, resulting in a LOCOM valuation allowance of approximately $51.4 million at that date and a net LOCOM provision of $27.3 million and $16.3 million for the three months and year ended December 31, 2006, respectively.

In addition, during the first half of 2006, ECC Capital began to experience an increase in repurchase claims related to early payment defaults (EPD) on mortgage loans for which the borrower has missed the first payment due to the purchaser of the loan or investor. This led to the need to increase the reserve for losses that are incurred in connection with the repurchase and disposition of repurchased loans or the costs incurred in directly settling any repurchase obligation with an investor. During the third and fourth quarters of 2006, ECC Capital entered into settlement agreements with 11 purchasers of its loans paying or accruing a total of $35.4 million to extinguish various EPD and representation and warranty repurchase claims. Loans sold to these 11 purchasers during 2006 represented the majority of ECC Capital’s sales volume for the year. Under the terms of most of the settlement agreements, as well as its agreement with Bear Stearns for the sale of loans through the date of closing the sale of the mortgage banking operations, ECC Capital believes it has settled most known existing and future forecasted claims, limiting the ability of purchasers of its loans to put them back to the company. However, there may be additional unknown claims that may result in future material liability. Certain settlements during the three months ended December 31, 2006 were at amounts less than the anticipated losses that had been provided for.

Losses incurred during 2005 were carried back to 2003 and 2004 for income tax purposes to the extent possible to recover taxes paid in those years. During 2006, ECC Capital received approximately $31 million in cash from refunds received from federal and state tax jurisdictions.

Liquidity and Dividend Policy

On February 9, 2007, ECC Capital completed the sale of its mortgage origination operations to Bear Stearns. Bear Stearns paid $26 million to acquire certain fixed assets of the business and also assumed certain related obligations. In addition, on February 9, 2007 Bear Stearns acquired approximately $1.2 billion of ECC Capital’s portfolio of loans held for sale. Loan sale prices underlying the initial loan sales consideration and the amount of related warehouse advances due on sale were determined, subject to the adjustments discussed below, on February 9, 2007. Loan sale prices were less than had been previously anticipated which required ECC Capital to make payments of $33 million to repay outstanding warehouse advances in excess of the initial loan sales consideration, net of certain reserves, to complete the loan sale transaction. These payments were netted against the $26 million paid by Bear Stearns in connection with the closing of the sale of the mortgage origination operations, resulting in net payments of approximately $7 million to Bear Stearns. The initial loan sale purchase price received by ECC Capital was subject to certain adjustments based upon various factors. Subsequent to February 9, 2007, ECC Capital has received additional consideration of approximately $3.5 million related to the loan sale transaction.

Upon selling its portfolio of loans held for sale to Bear Stearns, ECC Capital repaid all outstanding warehouse financing. ECC Capital’s only current debt is an approximate $10.1 million loan secured by company owned life insurance with a cash surrender value of approximately $14.2 million.

Other significant sources and uses of liquidity subsequent to December 31, 2006 have included:

•	Proceeds from the sale of a retained interest in a securitization for $20 million.

•

Payment of approximately $11.6 million to settle the deferred compensation liability to employees of the mortgage banking operation that became employees of Bear Stearns after February 9, 2007. ECC Capital’s remaining deferred compensation liability is approximately $4.2 million.

•

Payments of approximately $2.1 million to terminate various lease obligations that were not assumed by Bear Stearns. At the present time, ECC Capital remains obligated for monthly payments under two remaining lease arrangements.

•

Proceeds from excess cash flow and the release of overcollateralization on its retained interests in securitization aggregating $25.8 million through March 2007. A significant portion of these proceeds represents the release of overcollateralization from ECC Capital’s securitizations and is not expected to recur on a monthly basis. In addition, if loan delinquencies and losses increase within ECC Capital’s securitizations, cash flows it receives from its securitizations will be reduced. As stated above, ECC Capital is currently seeing an increase in loss severity and delinquencies and experiencing a reduction in cash flows as a result. In addition, cash flows have been negatively impacted due to a decrease in the collection of prepayment penalties as loans are paying off after expiration of the prepayment penalty period.

As of December 31, 2006, ECC Capital held approximately $44.8 million in unrestricted cash. In addition, on January 30, 2007, ECC Capital paid a dividend to shareholders of $0.24 per share or a total of approximately $24.2 million. On March 30, 2007, ECC Capital paid a dividend to shareholders of $0.07 per share or a total of approximately $7.1 million. After considering the payment of the dividends and payroll and operating expenses for the period subsequent to December 31, 2006 through the end of March 2007, ECC Capital’s unrestricted cash balances are anticipated to be approximately $16.5 million. As a result of the disposal of its mortgage banking operations, the total number of ECC Capital employees was reduced from approximately 700 employees as of December 31, 2006 to approximately 40 current employees. As a result, ECC Capital anticipates operating costs to be significantly reduced going forward.

As previously announced management believed it would be able to pay a $0.80 dividend to shareholders following the sale of ECC Capital’s mortgage banking operation to Bear Stearns. On prior occasions, management explained that ECC Capital’s ability to make this distribution was dependent upon a variety of factors, including, but not limited to: (1) the timing and closing of the transaction with Bear Stearns, (2) the release of holdbacks and reserves from loan sales, (3) the impact of exercising certain call rights and the final settlement of loan sales to Bear Stearns, (4) ECC Capital’s ability to refinance debt secured by its retained interests in securitizations, (5) the timing of the receipt of certain expected cash flows from ECC Capital’s retained interests in securitizations, (6) the disposition of remaining loan inventory and certain other assets, (7) the settlement of various payroll and repurchase obligations and (8) the payment of expenses related to the sale transaction. In addition, management previously disclosed that the sale of ECC Capital’s mortgage banking operations to Bear Stearns and the timing of this sale produced less cash than anticipated due to the decreased value received for our assets and the operating losses incurred because of the delayed closing date. In addition, the company paid a substantial sum to settle most known existing and future forecasted claims related to the wholesale mortgage banking operations and the company was not able to obtain satisfactory financing on its retained interests in securitizations. All of these factors negatively impacted, and may continue to negatively impact, the amount and timing of this dividend.

To date, ECC Capital has paid $0.31 of the dividend. On March 9, 2007, ECC Capital previously announced its belief that the timing of the remaining intended $0.49 per share dividend might be delayed until at least the third or fourth quarter and that ECC Capital intended to pay periodic dividends toward the remaining intended $0.49. Although ECC Capital still intends to pay periodic dividends toward a portion of the remaining $0.49 in the third or fourth quarter, with any remainder to follow in 2008, it cannot forecast with any certainty the timing and amount of these distributions or provide assurances that the entire amount will be paid due to all of the factors mentioned herein.

In addition, ECC Capital previously indicated that it believed, subject to certain assumptions and risks, that it would be able to make distributions over the next several years in addition to the above referenced dividend, following the sale of its mortgage banking operations to Bear Stearns. Since that initial indication ECC Capital has cautioned on several occasions about the uncertainty of those distributions due to the adverse, changing and unpredictable environment in which it operates and the continued deterioration of the subprime lending industry. Although ECC Capital intends to pay periodic dividends if cash for additional distributions is available, ECC Capital is unable to provide any additional dividend guidance at this time and must disclaim all prior dividend guidance because the timing and amount of any distributions to shareholders remains uncertain and dependent upon many factors, such as: (1) the receipt of additional consideration, if any, related to the sale of mortgage loans to Bear Stearns, (2) the impact of losses, delinquencies and prepayment speeds on cash flows from ECC Capital’s residual interests in securitizations, (3) the level of salary, occupancy and other administrative expenses, including litigation expenses, incurred by ECC Capital in its continuing operations, (4) payments that may be required to settle repurchase claims and other liabilities ECC Capital retained from its previous mortgage banking operations, (5) the cost of settling regulatory claims, if any, that may arise out of the mortgage banking operations, (6) the amount and availability of REIT taxable income, (7) the loss of value in our existing loan portfolio and (8) the amount of cash reserves necessary to sustain the company’s continuing operations. In addition, ECC Capital is continuing to explore opportunities to maximize shareholder value which may impact the timing and amount of any future distributions.

About ECC Capital Corporation

ECC Capital, headquartered in Irvine, Calif., is a REIT that invests in residential mortgage loans. ECC Capital is currently structured to qualify as a REIT by managing a portfolio of nonconforming loans. As a REIT, ECC Capital is required to distribute dividends to its stockholders from net income generated from the spread between the interest income on its assets in its portfolio and the costs of capital to finance its acquisition of these assets.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release, including those regarding future dividend distributions, lease and repurchase obligations, cash flow from residuals, the sale or financing of certain assets and operating expenses from continuing operations may be deemed forward-looking statements under federal securities laws and ECC Capital intends that those forward-looking statements be subject to the safe-harbor created thereby. These forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties, which could affect ECC Capital’s future plans. ECC Capital cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. These factors include, but are not limited to: (1) the impact of losses and delinquencies from ECC Capital’s residual interests in securitizations (2) the tightening of credit standards, (3) the condition of the U.S. economy and financial system, (4) interest rates and the subsequent effect on the business, (5) ECC Capital’s ability to obtain quality loan servicing and default management services, (6) the stability of residential property values, (7) the potential effect of new state or federal laws or regulations, (8) ECC Capital’s ability to implement successfully its business plan, (9) continued availability of credit facilities and access to the securitization markets or other sources of capital, (10) ECC Capital’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (11) ECC Capital’s ability to retain qualified personnel, and (12) other factors and risks discussed in ECC Capital’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the Securities and Exchange Commission on June 1, 2007. You should also be aware that, except as otherwise specified, all information in this news release is as of June 1, 2007. ECC Capital undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in ECC Capital’s expectations.

For Further Information:

AT THE COMPANY:

Roque A. Santi

President, Chief Financial Officer

(949) 955-8730

rsanti@ecccapital.com

ECC Capital Corporation

Condensed consolidated statements of operations

(unaudited)

Amounts in thousands, except per share amounts

	For the three months ended December 31,		For the year ended December 31,
	2006	2005	2006	2005
Revenue
Interest income	$50,541	$71,710	$242,965	$196,272
Interest expense	(44,785)	(47,226)	(197,509)	(111,432)

Net interest income	5,756	24,484	45,456	84,840

Provision for loan losses - Loans held for investment	6,500	22,985	19,520	41,185

Net interest income (expense), after provision for loan losses	(744)	1,499	25,936	43,655

Loss on fair valuewritedown of residuals	(11,945)	(183)	(12,035)	(7,730)
Gain (loss) on trading securities and derivative instruments, net	5,555	7,433	16,751	16,767

Total revenue	(7,134)	8,749	30,652	52,692

Expense
Operating expenses	11,989	13,943	48,989	54,154
Servicing fees	1,494	2,563	7,486	7,115

Total expenses	13,483	16,506	56,475	61,269

Loss from continuing operations	(20,617)	(7,757)	(25,823)	(8,577)

Discontinued operations
Loss from discontinued operations before income taxes	(34,982)	(38,230)	(108,665)	(67,866)
Income tax benefit (provision)	(146)	(3,859)	(154)	12,319

Loss from discontinued operations	(35,128)	(42,089)	(108,819)	(55,547)

NET LOSS	$(55,745)	$(49,846)	$(134,642)	$(64,124)

Income (loss) per share of common stock from continuing operations
Basic	$(0.21)	$(0.08)	$(0.26)	$(0.10)
Diluted	$(0.21)	$(0.08)	$(0.26)	$(0.10)

Income (loss) per share of common stock from discontinued operations
Basic	$(0.35)	$(0.42)	$(1.09)	$(0.62)
Diluted	$(0.35)	$(0.42)	$(1.09)	$(0.62)

Net income (loss) per share of common stock
Basic	$(0.56)	$(0.50)	$(1.35)	$(0.72)
Diluted	$(0.56)	$(0.50)	$(1.35)	$(0.72)

ECC Capital Corporation

Condensed consolidated balance sheet

(unaudited)

Amounts in thousands

	December 31,
	2006	2005
ASSETS

Cash and cash equivalents	$44,785	$46,904
Restricted cash	3,500	18,600
Other receivables	—	24,966
Mortgage loans held for sale, net	—	2,744,423
Mortgage loans held for investment, net	2,403,090	4,222,063
Accrued mortgage loan interest	24,892	46,840
Residual interests in securitizations	45,920	14,753
Real estate owned	33,197	2,269
Prepaid expenses and other assets	20,724	42,655
Derivative instruments	35,523	58,948
Income taxes receivable	23	31,197
Assets of discontinued operations	1,168,340	—

Total assets	$3,779,994	$7,253,618

LIABILITIES AND STOCKHOLDERS’ EQUITY

Warehouse and repurchase facilities	$—	$2,708,266
Long-term debt	2,384,025	4,166,127
Securities sold under agreements to repurchase		13,074
Accounts payable and accrued expenses	45,861	63,236
Dividends payable	24,236	18,044
Liabilities of discontinued operations	1,197,901	—

Total liabilities	3,652,023	6,968,747
Stockholders’ equity	127,971	284,871

Total liabilities and stockholders’ equity	$3,779,994	$7,253,618